Exhibit 107

CALCULATION OF FILING FEE TABLES

S-1

(Form Type)

Nikola Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(c)	17,025,590(1)	$6.68(2)	$113,730,941.20	0.0009270	$10,543

	Total Offering Amounts					$113,730,941.20		$10,543

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$10,543

(1)

Represents 17,025,590 shares of common stock that are issuable pursuant to a purchase agreement with the selling stockholder named herein. Pursuant to Rule 416(a) under the Securities Act of 1933, the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low sales price per share of common stock as reported on Nasdaq Global Select Market on March 7, 2022.